UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 23, 2006

Valera Pharmaceuticals, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51768	13-4119931
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7 Clarke Drive, Cranbury, New Jersey		08512
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(609) 235-3000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

1. Board Compensation Program:

On May 23, 2006, the Company's Board of Directors (the "Board") approved a compensation plan for non-employee directors.

Effective February 2, 2006, the following compensation will be paid to each non-employee director (paid quarterly in arrears):

Annual Retainer: Each non-employee director will receive an annual retainer of $16,000. The Chairman of the Board will receive an annual retainer of $9,000 in addition to the non-employee director annual retainer of $16,000 for a total of $25,000 annually. The Chairman of the Audit Committee will receive an annual retainer of $7,500 in addition to the non-employee director annual retainer of $16,000 for a total of $23,500 annually. The Chairman of the Compensation Committee will receive an annual retainer of $6,000 in addition to the non-employee director annual fee of $16,000 for a total of $22,000 annually.

Board and Committee Meeting Attendance Fees: Each non-employee director will receive compensation of $1,500 for each Board meeting attended in person and $500 for each committee meeting and $500 for each telephone meeting.

In additon to the compensation plan described above, on May 23, 2006, the Board granted options to purchase 7,500 shares of the Company's common stock; par value $0.001 per share, to each of the Company's non-employee directors. These options were granted pursuant to the Valera Pharmaceuticals, Inc. 2002 Equity Incentive Plan, have an exercise price of $8.85 per share, and completely vest on May 23, 2007.

2. Change in Contol Agreement:

The Company has entered into a change in control agreement with Jeremy Middleton, Vice President Business Development. Under the agreement, if the executive employment is terminated by the Company without cause, or by the executive following a demotion, relocation or certain other similiar reasons, within the period that is between 30 days prior to, and one year following, the date the Company consummates a "change in control" (as defined in the agreement), then the executive will be entitled to a severance payment equal to the sum of his or her annual base salary and "bonus amount." "Bonus amount" is defined in the agreement as the executive's target annual bonus or, if after the first anniversary of the date the agreeement was entered into, the highest annual bonus received by the executive during the past three years (or such lesser number of years the executive was employed by the Company). The agreement also provides for payment of any unpaid bonus earned with respect to the year ended prior to the date the executive's employment terminated and the waiver of any applicable COBRA premiums for the executive (and, if applicable, his or her spouse and dependents) for a period of twelve months following termination of employment. Under the agreement, all payments to the executive in connection with a change in control are subject to reduction to the extent that the reduction would avoid the imposition of certain "golden parachute" excise taxes and thereby increase the executive's net after-tax proceeds. Payment of benefits are conditioned upon execution by the executive of a release and the executive is subject to confidentiality and proprietary information convenants following cessation of employment. A form of the change in control agreement is included as Exhibit 10.20 "Form of Change in Control Agreement with Executive Officers" as filed with Amendment No. 3 to the Company's Registration Statement on Form S-1 (File No. 333-123288) filed with the Securities and Exchange Commission on September 29, 2005.

3. Amended Change in Control Agreement:

The Company amended the change in control agreement with Andrew Drechsler, Chief Financial Officer. The severance payment amount changed from an annual or 12 month base salary and bonus to a 24 month base salary and bonus. No other terms of the agreement were changed. A form of the change in control agreement is included as Exhibit 10.20 "Form of Change in Control Agreement with Executive Officers" as filed with Amendment No. 3 to the Company's Registration Statement on Form S-1 (File No. 333-123288) filed with the Securities and Exchange Commission on September 29, 2005.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valera Pharmaceuticals, Inc.

May 30, 2006	By:	/s/ Andrew T. Drechsler

Name: Andrew T. Drechsler
Title: Chief Financial Officer